LightPath Technologies, Inc. Announces Common Stock Sale

Raises $1.05 Million of Additional Equity Capital

For Immediate Release

(June 2, 2005) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH) announced that it has completed a $1.05 million sale of newly issued common stock to two private investors. A total of 350,000 shares of common stock were sold at $3.00 per share to the new investors, who also received warrants for the future purchase of 140,000 shares of the Companys common stock at $4.30 per share. The net proceeds to the Company, after estimated expenses, will be approximately $1.0 million (plus up to an additional $602,000 if all of the warrants are ultimately exercised). The Company did not utilize a placement agent for this transaction.

Neither the shares purchased in this private placement nor the shares issuable upon exercise of the warrants have been registered under the Securities Act of 1933, and may not be offered or sold absent registration or an applicable exemption from registration. The Company is obligated to register the shares not later than July 31, 2005.

The net proceeds from the offering will be utilized for new product development, equipment expenditures and working capital to support the continued growth of the business.

Ken Brizel, President & CEO of LightPath, said, "We are very pleased that the investors recognize the progress we have made in growing our revenues, diversifying our customer base and expanding our product offerings. The additional capital, obtained at an above market price on the closing date, will be employed to accelerate the introduction of new products and continue enhancing our operational capabilities. With the additional opportunities the capital provides, we are optimistic that our future results will confirm the confidence in our prospects that this investment demonstrates."

About LightPath: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM(R) glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or Rob Burrows, CFO
LightPath Technologies, Inc. (407) 382-4003
Email: inv_rel@lightpath.com
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.